Exhibit 8.1

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
FILE NO.: 86085.15

November 1, 2018

City Office REIT, Inc.

1075 West Georgia Street, Suite 2010

Vancouver, BC V6E 3C9

City Office REIT, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as tax counsel to City Office REIT, Inc., a Maryland corporation (the “Company”), in connection with the offer and sale from time to time of up to 8,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and up to 1,000,000 shares of 6.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) pursuant to a prospectus supplement filed on November 1, 2018 (the “Prospectus Supplement”) to a prospectus, dated June 12, 2017 (the “Prospectus”), as part of a registration statement on Form S-3 filed with the Securities and Exchange Commission on June 1, 2017 (File No. 333-218419) (the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement, the Prospectus and the Prospectus Supplement;

2.

the Company’s Articles of Amendment and Restatement, as filed on April 10, 2014 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented through the date hereof (including the articles supplementary to the Company’s Articles of Amendment and Restatement defining the terms of the Series A Preferred Shares);

3.

the Amended and Restated Agreement of Limited Partnership of the City Office REIT Operating Partnership, L.P., a Maryland limited partnership, dated as of April 21, 2014, as amended and supplemented through the date hereof; and

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City Office REIT, Inc.

November 1, 2018

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.

during its taxable year ending December 31, 2018 and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.

the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificate.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Material Federal Income Tax Considerations” and the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a)    the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable years ended December 31, 2014 through December 31, 2017, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2018 and thereafter; and

City Office REIT, Inc.

November 1, 2018

(b)    the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material Federal Income Tax Considerations” and the Prospectus Supplement under the caption “Additional Material Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificate. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Moreover, we note that we did not represent the Company prior to March 2015.

The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

City Office REIT, Inc.

November 1, 2018

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the caption “Legal Matters” in the Prospectus Supplement. In giving consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton Andrews Kurth LLP